Exhibit 10.31
M/I HOMES, INC.
DIRECTOR EQUITY COMPENSATION DEFERRAL PLAN
1.    General.
A.    Purpose. The Company desires and intends to recognize the value to the Company and its Affiliates of the services of its Directors, to encourage their continued service to the Company and its Affiliates and to be able to attract and retain superior Directors by adopting and implementing this Deferral Plan to provide each Director an opportunity to defer Deferrable Awards otherwise granted to the Director under the Equity Plan.
B.    Equity Plan. This Deferral Plan does not authorize or contemplate any additional Shares beyond the Shares authorized under the Equity Plan, and this Deferral Plan incorporates by reference herein the terms of the Equity Plan.
2.    Definitions. Unless otherwise defined in the Deferral Plan, capitalized terms used in the Deferral Plan shall have the meanings assigned to them in the Equity Plan.
A.    “Deferral Date” means, with respect to a Director’s Deferred Award, the date on which the Shares covered by the corresponding Award would have been scheduled to be issued to such Director had such Director not deferred such Award.
B.    “Deferral Election Form” means a form submitted pursuant to Section 4.
C.    “Deferral Plan” means the M/I Homes, Inc. Director Equity Compensation Deferral Plan, as set forth herein and as may be amended from time to time.
D.     “Deferrable Award” means a Restricted Stock Award, Other Stock Award, or other whole share-based Award granted under the Equity Plan that has been designated as eligible for deferral.
E.     “Deferred Award” means a Deferrable Award for which the Director has elected to defer the settlement date in accordance with Section 4.
F.    “Effective Date” means November 13, 2024.
G.     “Equity Plan” means the M/I Homes, Inc. 2018 Long-Term Incentive Plan, as it may be amended, or any successor plan that may be established by the Company that includes the ability to issue Awards to Directors.
H.    “Participant” means a Director who has met the eligibility criteria of Section 3 and who has completed a Deferral Election Form
3.    Eligibility. Each person serving as a non-employee Director on the Effective Date shall be eligible to participate in the Deferral Plan as of the Effective Date. Each person who becomes a non-employee Director after the Effective Date shall be eligible for participation in the Deferral Plan as of the date on which the person becomes a Director.

Exhibit 10.31
4.     Deferral Elections.
A.    Election Forms.
i.    A Director may elect to defer receipt of a Deferrable Award that would otherwise be granted to a Director under the Equity Plan by timely submitting Deferral Election Form. Each Deferral Election Form will remain in effect until superseded or revoked pursuant to this Section 4.
ii.    The Deferral Election Form shall specify the date on which the Director shall receive distribution of any Deferrable Award that would otherwise be granted to such Director while the Deferral Election Form is effective, provided that the Deferral Election Form is consistent with Section 409A of the Code (but in no event shall such distribution date be earlier than the applicable Deferral Date). For purposes of clarity, a Participant may defer payment of Deferrable Awards until: (x) a specified date, (y) cessation of such Director’s service on the Board or (z) the earlier or the later of a specified date or cessation of such Director’s service on the Board.
iii.    To the extent that a Participant completes a Deferral Election Form in accordance with the provisions of Section 4(B) or (C), such Deferral Election Form shall remain in effect for future calendar years until changed or revoked by the Participant; provided, however, that on each December 31, any deferral election made by a Participant shall become irrevocable with respect to Deferrable Awards to be granted to the Participant in connection with services to be performed in the immediately following calendar year.
B.    Timing of Elections upon New Eligibility. A Director who first becomes eligible to participate in the Deferral Plan (including any other plan that is required to be treated as a single plan with the Deferral Plan under Section 409A of the Code) may file a Deferral Election Form during the first 30 days of such eligibility; provided that such Deferral Election Form shall apply to any Deferrable Award that is granted to such Director under the Equity Plan for any period of service that begins after the date that such Deferral Election Form is filed (until replaced pursuant to Section 4(C) or revoked pursuant to Section 4(D)).
C.    Annual Elections. A Director may submit a new Deferral Election Form no later than the date specified by the Committee (which may be no later than December 31) to apply to any Deferrable Award that would otherwise be granted to such Director under the Equity Plan for any period of service that begins on the first day of the calendar year after the date that such Deferral Election Form is filed (until replaced pursuant to Section 4(C) or revoked pursuant to Section 4(D)).
D.    Revoking Elections. At any time, a Director may provide written notice to the Secretary of the Company to revoke a Deferral Election Form with respect to Deferrable Awards to be made in a future calendar year.

Exhibit 10.31
E.    Redeferral Elections. Not less than 12 months prior to the date on which Shares would otherwise be issued to a Participant in connection with a Deferred Award, such Participant may elect to redefer settlement of such Deferred Award to a date that is not less than five years after the settlement date that would have applied but for the redeferral election. Such redeferral election shall be made on a Deferral Election Form approved by the Committee and filed with the Secretary of the Company.
F.    Vesting. Each Deferred Award shall be subject to the same vesting criteria that would have applied to the Award under the Equity Plan.
5.     Administration.
A.    Authority of the Committee. The Deferral Plan shall be administered by the Committee. Subject to the terms of the Deferral Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Deferral Plan, the Committee shall have full power and authority in its discretion to:
i.    determine any limits on Deferred Awards, including whether to allow deferrals of Awards at any time;
ii.    make and enforce such rules, regulations, and procedures, consistent with the terms of the Deferral Plan, as the Committee deems necessary or proper for the efficient administration of the Deferral Plan;
iii.    interpret the terms and provisions of the Deferral Plan and decide any and all questions arising under the Deferral Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;
iv.    determine the amounts to be distributed to any Director in accordance with the terms of the Deferral Plan and determine the individual or entity to whom such amounts will be distributed; and
v.     delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable.
B.    Finality of Committee Determinations. Unless otherwise expressly provided in the Deferral Plan or the Equity Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Deferral Plan or any Deferred Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Participants, the Company, any Affiliate and all other interested individuals or entities.

Exhibit 10.31
C.    No Liability. No member of the Committee or any delegate shall be liable for any action taken or determination made in good faith with respect to the Deferral Plan or any Deferred Award.
D.    Right to Suspend Benefits and Correct Errors. To the extent consistent with Section 409A of the Code, the Committee or its designee may delay any payment until satisfied as to the correctness of the payment or the individual or entity to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the individual or entity to receive them. The Committee specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his or her own behalf and on behalf of any beneficiary, to any method of error correction specified by the Committee or its designee. The Committee is authorized to recover any payment made in error.
6.    Timing of Distributions.
A.    Regular Distribution Date. Subject to this Section 6, distributions with respect to a Director’s Deferred Award shall be made to such Director at the time specified in the applicable Deferral Election Form.
B.    Change in Control, Death and Disability. All of a Director’s Deferred Awards shall be distributed to such Director upon a Change in Control or such Director’s death or permanent and total disability (as defined in Section 22(e)(3) of the Code).
C.    Unforeseeable Emergency. The Committee, in its sole discretion, may accelerate the distribution of a Director’s Deferred Awards (but in no event to a date prior to the Deferral Date) if such Director experiences an unforeseeable emergency; provided that such distribution complies with Section 409A of the Code. To request such a distribution, a Director must file an application with the Committee and furnish such supporting documentation as the Committee may require. Such application shall specify the basis for the distribution and the amount to be distributed. If such request is approved by the Committee, distribution shall be made in a lump sum payment as soon as administratively practicable, but not more than 30 days, following such approval.
D.    Specified Employees. If the Committee considers a Director to be one of the Company’s “specified employees” under Section 409A of the Code at the time of such Director’s cessation of service on the Board, any distribution that otherwise would be made to such Director with respect to a Deferred Award as a result of such cessation of service shall not be made until the date that is six months after such cessation of service, except to the extent that earlier distribution would not result in such Director’s incurring interest or additional tax under Section 409A of the Code.
7.    Amount of Distribution.
A.    The number of Shares covered by a Deferred Award shall be equal to:
i.     The initial number of such Shares covered by the Deferrable Award.

Exhibit 10.31
ii.     The number of Shares determined under Section 7(A)(i) shall be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Shares resulting from a change in the Company’s capital structure.
iii.    In the event that the Company declares a cash dividend, the number of Shares covered by the Deferred Award shall be increased by a number of whole Shares equal to (a) the amount of cash dividend that would have been payable on the number of Shares allocated under the Deferred Award as of the dividend payment date, divided by (c) the Fair Market Value of a Share on the dividend payment date and rounded down to the nearest whole share; provided, however, that payment of any dividend allocated pursuant to this Section 7.A.iii will be subject to the same terms, conditions and restrictions as the Deferred Award and, in no event, will any Shares credited under this Section 7.A.iii be paid unless and until the Deferred Award has vested. The portion of a cash dividend that is not converted into a whole share under this Section 7(A)(iii) shall continue to be credited under a notional account until converted to a whole Share at a future cash dividend payment date.
B.    On the distribution date applicable to a Deferred Award, the Director shall receive that number of Shares equal to the number of Shares credited under Section 7(A) as of such distribution date; provided that cash shall be distributed in lieu of any fractional Shares and no Shares shall be distributed other than as authorized by the Equity Plan.
8.    General Provisions Applicable to Deferrals. Except as provided by the Committee, no Deferred Award and no right under any Deferred Award, shall be assignable, alienable, saleable or transferable by a Director other than by will or by the laws of descent and distribution.
9.    Amendments and Termination.
A.    The Committee, in its sole discretion, may amend, suspend or discontinue the Deferral Plan at any time; provided that no such amendment, suspension or discontinuance shall reduce the accrued benefit of any Director except to the extent necessary to comply with any provision of federal, state or other applicable law. The Committee also has the right, without a Director’s consent, to amend or modify the terms of the Deferral Plan and such Director’s Deferred Awards to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to such Director under Section 409A of the Code.
B.    The Committee, in its sole discretion, may terminate the Deferral Plan at any time, as long as such termination complies with then applicable tax and other requirements. Distributions of Deferred Awards outstanding under the Deferral Plan as of the date on which the Deferral Plan is terminated will be made in a lump sum payment 12 months after such termination (except in instances of a termination in connection with a change in control pursuant to Treasury Regulation 1.409A-3(j)(4)(ix)(B)), unless the right to receive a distribution in accordance with the terms of the Deferral Plan would occur before the end of such 12-month

Exhibit 10.31
period, in which case such distribution will be made in accordance with the terms of the Deferral Plan.
C.    Such other changes to Deferred Awards shall be permitted and honored under the Deferral Plan to the extent authorized by the Committee and consistent with Section 409A of the Code.
10.    Miscellaneous.
A.    No Rights to Participation. No Director or other individual or entity shall have any claim to be entitled to make a deferral under the Deferral Plan, and there is no obligation for uniformity of treatment of Directors or beneficiaries under the Deferral Plan. The terms and conditions of deferrals under the Deferral Plan need not be the same with respect to each Director.
B.    Withholding. The Company or any Subsidiary shall be authorized to withhold from any Deferred Award the amount (in cash, Shares or other securities) of taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) in respect of such Deferred Award and to take such other action as may be necessary or appropriate in the opinion of the Company or any Affiliate to satisfy withholding taxes.
C.    No Limit on Other Compensation Arrangements. Nothing contained in the Deferral Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
D.    No Right to Continued Service. The opportunity to make a deferral under the Deferral Plan shall not be construed as giving a Director the right to be retained in the service of the Board or the Company. A Director’s Deferred Awards under the Deferral Plan are not intended to confer any rights on such Director except as set forth in the Deferral Plan. The Company expressly reserves the right at any time to replace or to not renominate a Director without any liability for any claim against the Company for any payment or distribution except to the extent provided for in the Deferral Plan.
E.    Rights as a Shareholder. A Director shall have no voting rights with respect to any notional Shares granted hereunder and shall have none of the rights of a shareholder with respect to Shares covered by any Deferred Award until the Director becomes the record holder of such Shares.
F.    Governing Law. The validity, construction and effect of this Deferral Plan, any Deferral Election Forms or other agreements entered into pursuant to this Deferral Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to this Deferral Plan, Deferral Election Forms or such agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the state of Ohio, without regard to its conflict of laws principles.

Exhibit 10.31
G.    Severability. If any provision of the Deferral Plan or any Deferral Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any individual or entity, or would disqualify the Deferral Plan or any Deferred Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Deferral Plan or such Deferred Award, such provision shall be stricken as to such jurisdiction, person or Deferred Award, and the remainder of the Deferral Plan and such Deferral Election Form shall remain in full force and effect.
H.    Unfunded Status of the Deferral Plan. Directors shall have no right, title, or interest whatsoever in or to any investments that the Company and/or an Affiliate may make to aid it in meeting its obligations under this Deferral Plan. Nothing contained in this Deferral Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Director, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments under this Deferral Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or its Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Deferral Plan.
I.    Headings. Headings are given to the Sections and subsections of the Deferral Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Deferral Plan or any provision thereof.
J.    Section 409A of the Code. The Deferral Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Deferral Plan and any Election Form shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Deferral Plan shall be operated accordingly. If any provision of the Deferral Plan or any Election Form would otherwise frustrate or conflict with this intent, such provision will be interpreted and deemed amended so as to avoid such conflict. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.